Exhibit 23.2

We consent to the reference to our firm under the caption “Experts” in this Registration Statement of Sibanye Gold Limited, and to the incorporation by reference therein of our report dated April 17, 2017 with respect to the consolidated financial statements of Aquarius Platinum Limited included in Sibanye Gold Limited’s Report on Form 6-K dated April 17, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Perth, Australia
April 17, 2017